Exhibit 99.1

Cray/Media:	Investors:
Steve Conway 651/592-7441 sttico@aol.com	John Snyder 206/262-0291 john@snyderir.com

CRAY INC. APPOINTS INDEPENDENT AUDITOR

SEATTLE, WA – July 1, 2005 — Global supercomputer leader Cray Inc. (Nasdaq NM: CRAY) today announced that the Audit Committee of its Board of Directors has appointed Peterson Sullivan PLLC, as its new independent registered public accounting firm, effective immediately. Peterson Sullivan is based in Seattle and maintains a client base covering the West Coast.

“We are looking forward to working with Peterson Sullivan and we believe they have the expertise and resources to make a strong contribution to our company,” commented Dan Regis, who serves as Chair of the Audit Committee for Cray’s Board of Directors. “Peterson Sullivan will begin immediately with the quarterly review and filing of the Form 10-Q for Cray’s second quarter 2005 financials,” Regis said.

The change in independent accountants was not related to any disagreement between the Company and their prior auditor on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

About Cray
As the global leader in high performance computing (HPC), Cray provides innovative supercomputing systems that enable scientists and engineers in government, industry and academia to meet both existing and future computational challenges. Building on years of experience in designing, developing, marketing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of HPC systems that deliver unrivaled sustained performance on a wide range of applications. Go to www.cray.com for more information.

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